Exhibit 99.1

For more information contact: CenterPoint Energy Media: Alicia Dixon 713.825.9107 or Natalie Hedde 812.491.5105
Investors: David Mordy 713.207.6500

CenterPoint Energy and Vectren complete merger

Combined company well positioned to advance its vision to lead the nation in delivering energy, service and value

Houston and Evansville, Ind. – Feb. 1, 2019 – CenterPoint Energy, Inc. (NYSE: CNP) and Vectren Corporation (NYSE: VVC) today announced the successful completion of their merger. The combined company, which is named CenterPoint Energy and headquartered in Houston, has regulated electric and natural gas utility businesses in eight states that serve more than 7 million metered customers and a competitive energy businesses’ footprint in nearly 40 states.

“Today, we come together as one company. With a greater level of business operations, resources and capabilities, we plan to execute a unified business strategy focused on the safe and reliable delivery of electricity, natural gas and energy-related services,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “It is a time of transformation for our industry, and I believe CenterPoint Energy will be well positioned to deliver traditional energy services with innovative solutions that meet customers’ evolving needs and expectations.”

With the merger, CenterPoint Energy has assets totaling approximately $29 billion, an enterprise value of $27 billion and approximately 14,000 employees. CenterPoint Energy’s businesses include:

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Electric utility business – CenterPoint Energy maintains the wires, poles and electric infrastructure serving 2.4 million metered customers in the greater Houston area and 145,000 customers in Indiana. The company also owns and operates nearly 1,300 megawatts of power generation capacity in Indiana. CenterPoint Energy’s Texas electric utility business is headquartered in Houston and its Indiana electric utility business is headquartered in Evansville, Ind.

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Natural gas utility business – CenterPoint Energy sells and delivers natural gas to 4.5 million homes and businesses in eight states: Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas, including the high-growth areas of Houston and Minneapolis. The company’s natural gas utility business is headquartered in Evansville.

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Competitive energy businesses – CenterPoint Energy’s competitive energy businesses include: natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company’s competitive energy businesses are led from Houston.

CenterPoint Energy will continue to trade under the ticker symbol “CNP” on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange.

Under the terms of the merger agreement, which was announced on April 23, 2018, Vectren shareholders will receive $72.00, along with a prorated dividend of $0.41145, in cash for each share of Vectren common stock owned as of February 1, 2019. Additionally, Vectren common stock, which previously traded under the ticker symbol “VVC,” has ceased trading on and was delisted from the NYSE effective today.

“I look forward to watching the newly combined company thrive in this evolving industry,” said Carl Chapman, outgoing Vectren chairman, president and chief executive officer. “CenterPoint Energy was the right partner for Vectren and I am confident this merger will have a positive impact on all stakeholders. I sincerely thank the employees and shareholders who have been part of the Vectren journey.”

A CenterPoint Energy fact sheet can be found here.

CenterPoint Energy

Headquartered in Houston, Texas, CenterPoint Energy, Inc. is an energy delivery company with regulated utility businesses in eight states and a competitive energy businesses footprint in nearly 40 states. Through its electric transmission & distribution, power generation and natural gas distribution businesses, the company serves more than 7 million metered customers primarily in Arkansas, Indiana, Louisiana, Minnesota, Mississippi, Ohio, Oklahoma and Texas. CenterPoint Energy’s competitive energy businesses include natural gas marketing and energy-related services; energy efficiency, sustainability and infrastructure modernization solutions; and construction and repair services for pipeline systems, primarily natural gas. The company also owns 54.0 percent of the common units representing limited partner interests in Enable Midstream Partners, LP, a publicly traded master limited partnership that owns, operates and develops strategically located natural gas and crude oil infrastructure assets. With approximately 14,000 employees and nearly $29 billion in assets, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, visit CenterPointEnergy.com.

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Forward-Looking Statement

The statements in this press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to benefits of the merger, integration plans and expected synergies and anticipated future financial measures and operating performance and results, including estimates for growth and other matters affecting future operations. Each forward-looking statement contained in this press release speaks only as of the date of this release. Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) difficulties that may arise in successfully integrating the businesses of CenterPoint Energy and Vectren, which may result in the combined company not operating as efficiently and effectively as anticipated; (2) the ability of the combined company to achieve expected cost savings and synergies or it taking longer than expected for those savings and synergies to materialize; (3) potential unexpected costs or unexpected liabilities associated with the merger; (4) potential differences in the actual credit ratings of CenterPoint Energy, Vectren or their subsidiaries from the companies’ anticipated ratings; (5) future regulatory or legislative actions that could adversely affect the combined company; (6) other economic, business or competitive factors that could adversely affect the combined company and (7) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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